AGREEMENT AND PLAN OF REORGANIZATION

                                      AMONG

                           THERMEDICS DETECTION INC.,

                             ORION ACQUISITION INC.,

                                 THERMEDICS INC.

                                       AND

                               ORION RESEARCH INC.

                          _____________________________

                                Dated May 6, 1998
                          _____________________________









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                                TABLE OF CONTENTS

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             SECTION 1 - THE REORGANIZATION
                   1.1  The Merger
                   1.2  Effective Time
                   1.3  Closing
                   1.4  Certificate of Incorporation and By-Laws
                   1.5  Directors and Officers
                   1.6  Conversion of Stock
                   1.7  Payment for Orion Common Stock
                   1.8  Adjustments
                   1.9       Lost Certificates
                   1.10 No Fractional Shares


             SECTION 2 - REPRESENTATIONS AND WARRANTIES OF
                       THERMEDICS AND ORION

                   2.1  Organization and Qualification
                   2.2  Authority
                   2.3  Capitalization and Title to Shares
                   2.4  Subsidiaries and Other Affiliates
                   2.5  Financial Statements
                   2.6  Absence of Undisclosed Liabilities;


                                            No Dealings with
                        Affiliates
                   2.7  Taxes
                   2.8  Properties
                   2.9  Hazardous Materials
                   2.10 Accounts Receivable
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                   2.11 Inventories
                   2.12 Purchase and Sale Commitments
                   2.13 Governmental Authorizations
                   2.14 Intellectual Property
                   2.15 Insurance
                   2.16 Employee Benefit Plans
                   2.17 Agreements and Documents
                   2.18 Validity
                   2.19 No Changes
                   2.20 Litigation or Proceedings
                   2.21 Compliance with Laws
                   2.22 Labor Matters
                   2.23 Recalls
                   2.24 Brokers and Finders
                   2.25 Powers of Attorney
                   2.26 No Termination of Relationship
                   2.27 All Information
                   2.28 Statements True and Correct


             SECTION 3 - REPRESENTATIONS AND WARRANTIES OF
                   DETECTION AND ACQUISITION

                   3.1  Organization
                   3.2  Authority
                   3.3  Statements True and Correct


             SECTION 4 - COVENANTS AND AGREEMENTS

                   4.1  Conduct of Business
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                   4.2  Corporate Examinations and Investigations
                   4.3  Expenses
                   4.4  Authorization from Others
                   4.5  Consummation of Agreement
                   4.6  Further Assurances
                   4.7  Tax-Free Reorganization
                   4.8  Listing of Shares
                   4.9  Public Announcements and Confidentiality
                   4.10      No Solicitation
                   4.11 Indemnification
                   4.12 Participation in Employee Benefit Plans
                   4.13      Certain Tax Matters


             SECTION 5 - CONDITIONS PRECEDENT TO THE
                   OBLIGATIONS OF DETECTION AND ACQUISITION
                   TO CONSUMMATE THE MERGER

                   5.1  Representations, Warranties and Covenants
                   5.2  Articles of Merger
                   5.3  Certificates


             SECTION 6 - CONDITIONS PRECEDENT TO THE
                   OBLIGATION OF THERMEDICS AND ORION
                   TO CONSUMMATE THE MERGER

                   6.1  Representations, Warranties and Covenants
                   6.2  Articles of Merger
                   6.3  Certificates




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             SECTION 7 - TERMINATION, AMENDMENT AND WAIVER

                   7.1  Termination
                   7.2  Effect of Termination
                   7.3  Amendment
                   7.4  Waiver


             SECTION 8 - MISCELLANEOUS

                   8.1  Notices
                   8.2  Survival and Materiality of Representations
                   8.3  Entire Agreement
                   8.4  Parties in Interest
                   8.5  No Implied Rights or Remedies
                   8.6  Headings
                   8.7  Severability
                   8.8  Counterparts
                   8.9  Further Assurances
                   8.10      Governing Law


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                      AGREEMENT AND PLAN OF REORGANIZATION


             THIS AGREEMENT AND PLAN OF REORGANIZATION (this "Agreement") dated May 6, 1998 is among Thermedics Detection Inc. ("Detection"), a Massachusetts corporation, Orion Acquisition Inc. ("Acquisition"), a Massachusetts corporation and a wholly-owned subsidiary of Detection, Thermedics Inc. ("Thermedics"), a Massachusetts corporation, and Orion Research Inc. ("Orion"), a Massachusetts corporation and a wholly-owned subsidiary of Thermedics. The parties wish to effect the acquisition of Orion by Detection through a merger of Acquisition with and into Orion on the terms and conditions hereof. This Agreement is intended to be a "plan of reorganization" within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the "Code").

             Accordingly, in consideration of the foregoing and the mutual representations and covenants contained herein, the parties hereto agree as follows:


                         SECTION 1 - THE REORGANIZATION

             1.1 The Merger. Upon the terms and subject to the conditions hereof, and in accordance with the Business Corporation Law of the Commonwealth of Massachusetts (the "BCLM"), Acquisition shall be merged with and into Orion (the "Merger"). The Merger shall occur at the Effective Time (as defined in Section 1.2). Following the Merger, Orion shall be the surviving corporation (the "Surviving Corporation") and the separate corporate existence of Acquisition shall cease.

             1.2 Effective Time. As soon as practicable after the execution of this Agreement and satisfaction or waiver of all conditions to the Merger, the parties shall cause articles of merger (the "Articles of Merger") with respect to the Merger to be filed and recorded in accordance with Section 78 of the BCLM and shall take all such further actions as may be required by law to make the Merger effective. The Merger shall be effective at such time as the Articles of Merger are duly filed with the Secretary of State of the Commonwealth of Massachusetts in accordance with the BCLM or at such later time as is specified in the Articles of Merger (the "Effective Time"). The date on which the Merger shall be effective is hereafter referred to as the _Effective Date._

             1.3  Closing.  Immediately prior to the filing of the
                  -------
        Articles of Merger, a closing (the "Closing") will be held at the offices of Thermo Electron Corporation, 81 Wyman Street, Waltham, Massachusetts (or such other place as the parties may agree) for

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        the purpose of confirming satisfaction or waiver of all
        conditions to the Merger. The date on which the Closing occurs is referred to herein as the "Effective Date."

             1.4 Articles of Organization and By-Laws. The Articles of Organization and By-laws of Acquisition, in each case as in effect immediately prior to the Effective Time, shall be the Articles of Organization and By-laws of the Surviving Corporation immediately after the Effective Time.

             1.5 Directors and Officers. The directors and officers of Acquisition immediately prior to the Effective Time shall be the directors and officers of the Surviving Corporation immediately after the Effective Time.

             1.6  Conversion of Stock.

                  At the Effective Time, by virtue of the Merger and without any action on the part of Detection, Acquisition, Thermedics or Orion:

                  (a) Each share of common stock of Orion ("Orion Common Stock") outstanding immediately prior to the Effective Time, other than (A) shares held by Orion as treasury stock or shares held by any subsidiary of Orion and (B) shares owned beneficially by Detection, Acquisition or any other subsidiary of Detection, (the "Orion Shares") shall be converted into and become the right to receive a pro rata share of a total of 5,961,225 shares (the "Detection Shares") of common stock, $.10 par value per share, of Detection ("Detection Common Stock"). The Detection Shares are referred to herein as the "Merger Consideration."

                  (b) All shares of Orion Common Stock held at the Effective Time by Orion as treasury stock or by a subsidiary of Orion shall be canceled without any conversion thereof and no payment shall be made with respect thereto.

                  (c) All shares of Orion Common Stock owned beneficially at the Effective Time by Detection, Acquisition or any other subsidiary of Detection shall be cancelled without any conversion thereof and no payment shall be made with respect thereto.

                  (d) Each share of the common stock of Acquisition ("Acquisition Common Stock") outstanding immediately prior to the Effective Time shall be converted into and become one validly issued, fully paid and nonassessable share of common stock, $0.10 par value per share, of the Surviving Corporation.

             1.7  Payment for Orion Common Stock.

                  (a) At the Effective Time, the stock transfer books of Orion shall be closed and no transfers of Orion Common Stock may be made thereafter. Promptly after the later of (i) the listing
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        of the Detection Shares for trading on the American Stock
        Exchange, Inc. ("AMEX"), as contemplated by Section 4.8 below, and (ii) the proper surrender by Thermedics of such certificates representing the Orion Shares, Detection shall cause its stock transfer agent to issue and deliver to Thermedics a certificate for the Detection Shares. It shall be a condition of such payment and delivery that the surrendered certificate(s) be properly endorsed or otherwise in proper form for transfer and that Thermedics shall pay any transfer or other taxes required by reason of such payment or delivery or establish, to the satisfaction of Detection and the Surviving Corporation that such tax has been paid or is not applicable. The date on which all of the conditions to the issuance of the certificate representing the Detection Shares shall have been met is referred to hereinafter as the "Payment Date."

                  (b) Notwithstanding the provisions of subsection (a) of this Section 1.7, in the event that, notwithstanding Detection's best efforts, Detection is unable to obtain the approval of its stockholders of the listing of the Detection Shares for trading on AMEX on or before December 31, 1998, then, on December 31, 1998, Detection will pay to Holdings the sum of $65,800,000 in cash in lieu of issuing the Detection Shares.

             1.8  Adjustments.

                  (a) In the event Detection shall declare, pay, make or effect between the date of this Agreement and the Payment Date,
        (i) any stock dividend or other distribution in respect of the Detection Common Stock payable in shares of capital stock of Detection, (ii) any stock split or other subdivision of outstanding shares of Detection Common Stock into a larger number of shares, (iii) any combination of outstanding shares of Detection Common Stock into a smaller number of shares, (iv) any reclassification of Detection Common Stock into other shares of capital stock or securities, or (v) any exchange of the outstanding shares of Detection Common Stock, in connection with a merger or consolidation of Detection or sale by Detection of all or part of its assets, for a different number or class of shares of stock or securities of Detection or for the share of the capital stock or other securities of any other corporation, appropriate adjustment shall be made in the number of Detection Shares to be issued in connection with the Merger as may be required to put Holdings in the same position as if the record date, with respect to any such transaction or transactions which shall so occur, had been immediately after the Payment Date, or otherwise to carry out the intents and purposes of this Agreement.

                  (b) In the event Detection shall declare, pay, make or effect between the date of this Agreement and the Payment Date any dividend or other distribution in respect of the Detection Common Stock payable in cash or other property other than in shares of capital stock of Detection, then the Detection Shares

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        to be issued in connection with the Merger shall be deemed to be outstanding as of the record date with respect to any such dividend or distribution, and the cash or other property otherwise payable or distributable to Thermedics with respect to such Detection Shares shall be held by Detection for the benefit of Thermedics; and Detection shall take all actions reasonably necessary to prevent such cash or other property from being or becoming subject to any lien, security interest or other encumbrance not for the benefit of Thermedics. Upon the issuance of the Detection Shares to Thermedics pursuant to Section 1.7(a) above, such cash or other property shall likewise be distributed by Detection to Thermedics. In no event shall Thermedics be entitled to receive interest on such dividends or distributions. In the event that Detection pays Thermedics cash consideration pursuant to Section 1.7(b) above, then such cash or other property held by Detection on behalf of Thermedics shall not be paid or distributed to Thermedics and Thermedics shall have no further interest therein or claim thereto.

             1.9 Lost Certificates. In the event any certificate representing Thermedics' Orion Shares shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by Thermedics, Detection shall issue in exchange for such lost, stolen or destroyed certificate the consideration payable in exchange therefor pursuant to this Section 1.

             1.10 No Fractional Shares. No certificates representing fractional Detection Shares shall be issued upon the surrender for exchange of the Orion Shares. No fractional interest shall entitle the owner to vote or to any rights of a security holder. In lieu of a fractional share, Thermedics will receive upon surrender of the Orion Shares an amount in cash (without interest) determined by multiplying such fraction by $11.0379.

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                 SECTION 2 - REPRESENTATIONS AND WARRANTIES OF
                              THERMEDICS AND ORION

             Except as set forth on the disclosure schedule delivered to Detection on the date hereof (the "Orion Disclosure Schedule"), Thermedics and Orion, jointly and severally, represent and warrant to Detection and Acquisition as follows. The term "knowledge," when used in this Agreement, shall mean actual knowledge after reasonable investigation.

             2.1  Organization and Qualification.

                  (a) Each of Thermedics and Orion is a corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation and has full corporate power and authority to own, lease and operate its assets and to carry on its business as now being and as heretofore conducted. Each of Thermedics and Orion is qualified or otherwise authorized to transact business as a foreign corporation in all jurisdictions in which such qualification or authorization is required by law, except for jurisdictions in which the failure to be so qualified or authorized would not have a material adverse effect on the assets, properties, business, results of operations, condition (financial or otherwise) or prospects of Orion (the "Business of Orion").

                  (b) Thermedics and Orion have previously provided to Detection true and complete copies of their charter and By-laws as in effect on the date hereof, and neither of such corporations is in default thereunder.

             2.2 Authority. Each of Thermedics and Orion has full right, power, capacity and authority to execute, deliver and perform this Agreement and to consummate the transactions contemplated hereby. The execution, delivery and performance of this Agreement, the filing of the Articles of Merger and the consummation of the transactions contemplated hereby have been duly and validly authorized by all necessary corporate action on the part of Thermedics and Orion. This Agreement has been duly and validly executed and delivered by each of Thermedics and Orion and constitutes the valid and binding obligation of Thermedics and Orion, enforceable against them in accordance with the terms hereof. Neither the execution, delivery and performance of this Agreement, the filing of the Articles of Merger nor the consummation of the transactions contemplated hereby will (i) conflict with or result in a violation, breach, termination or acceleration of, or default under (or would result in a violation, breach, termination, acceleration or default with the giving of notice or passage of time, or both) any of the terms, conditions or provisions of the Articles of Organization or By-laws of Thermedics or Orion, as amended, or of any note, bond, mortgage, indenture, license, agreement or other instrument

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        or obligation to which either of Thermedics or Orion is a party or by which either of Thermedics or Orion or any of their respective properties or assets may be bound or affected; (ii) result in the violation of any order, writ, injunction, decree, statute, rule or regulation applicable to Thermedics or Orion or any of their respective properties or assets; (iii) result in the imposition of any lien, encumbrance, charge or claim upon any of Thermedics' or Orion's assets; or (iv) entitle any employee to severance or other payments by Orion or create any other obligation to an employee. Except for the filing of the Articles of Merger, no consent or approval by, or notification to or filing with, any court, governmental authority or third party is required in connection with the execution, delivery and performance of this Agreement by Thermedics and Orion or the consummation of the transactions contemplated hereby.

             2.3  Capitalization and Title to Shares.

                  (a) The authorized capital stock of Orion consists of 200,000 shares of Orion Common Stock, of which 100 shares are issued and outstanding as of the date hereof. Thermedics is the record and beneficial owner of all of such issued and outstanding shares. All of the issued and outstanding shares of the capital stock of Orion are duly authorized and are validly issued, fully paid, nonassessable and free of preemptive rights.

                  (b) Except as set forth above, there are not as of the date hereof, and at the Effective Time there will not be, any other shares of capital stock of Orion authorized or outstanding or any subscriptions, options, conversion or exchange rights, warrants, repurchase or redemption agreements, or other agreements or commitments obligating Orion to issue, transfer, sell, repurchase or redeem any shares of its capital stock or other securities of Orion. To the knowledge of Thermedics and Orion, there are no written shareholder agreements, voting trusts, proxies or other agreements, instruments or understandings with respect to the voting of the capital stock of Orion. The books and records of Orion, including without limitation the books of account, minute books, stock certificate books and stock ledgers, are complete and correct and accurately reflect the conduct of the business and affairs of Orion.

             2.4  Subsidiaries and Other Affiliates.

                  (a) The Orion Disclosure Schedule sets forth all Subsidiaries of Orion and the jurisdiction in which each is incorporated. All shares of the capital stock of each Subsidiary owned by Orion are owned free and clear of any charges, liens, encumbrances, security interests or adverse claims. As used in this Agreement, "Subsidiary" means any corporation or other legal entity of which a party to this Agreement owns, directly or indirectly, fifty percent (50%) or more of the stock or other equity interest entitled to vote for the election of directors and representations, warranties and covenants referring to Orion

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        contained herein shall be deemed to mean Orion and each of its
        Subsidiaries, both separately and together as a consolidated whole, unless and except to the extent expressly indicated otherwise.

                  (b) There are not as of the date hereof, and at the Effective Time there will not be, any other shares of capital stock of any Subsidiary of Orion authorized or outstanding or any subscriptions, options, conversion or exchange rights, warrants, repurchase or redemption agreements, or other agreements or commitments obligating any Subsidiary of Orion to issue, transfer, sell, repurchase or redeem any shares of its capital stock or other securities. There are no shareholder agreements, voting trusts, proxies or other agreements, instruments or understandings with respect to the voting of the capital stock of any Subsidiary of Orion.

                  (c) Except for its Subsidiaries, Orion does not, directly or indirectly, own any material equity interest in any corporation, partnership, joint venture or other entity.

             2.5 Financial Statements. Orion has delivered to Detection prior to the execution of this Agreement true and complete copies of: (a) the audited consolidated balance sheet of Orion as at January 3, 1998 (the "Balance Sheet"), (b) Orion's audited consolidated statements of earnings and cash flows for the fiscal year ended January 3, 1998, (c) the audited consolidated balance sheet of Orion as at December 28, 1996, and (d) Orion's audited consolidated statements of earnings and cash flows for the fiscal year ended December 28, 1996 (collectively, the "Financial Statements"). The Financial Statements have been prepared from, and are in accordance with, the books and records of Orion and fairly present the financial condition, results of operations, and cash flows of Orion as at the dates and for the periods indicated, in each case in accordance with generally accepted accounting principles applied on a basis consistent with previous years.

             2.6 Absence of Undisclosed Liabilities; No Dealings with Affiliates. As of the date of the Balance Sheet, Orion had no material liabilities or obligations of any nature, whether accrued, absolute, contingent or otherwise and whether due or to become due (including without limitation, liabilities as guarantor or otherwise with respect to obligations of others or liabilities for taxes due or then accrued or to become due), required to be reflected or disclosed on the Balance Sheet that were not adequately reflected or reserved against on the Balance Sheet. Orion has no liabilities of the type required to be reflected or disclosed on a balance sheet in accordance with generally accepted accounting principles, other than liabilities
        (i) adequately reflected or reserved against on the Balance Sheet, (ii) incurred since the date of the Balance Sheet in the ordinary course of business and consistent with past practice,
        (iii) that would not, in the aggregate, have a material adverse

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        effect on the Business of Orion, or (iv) disclosed in this
        Agreement. Orion does not have any contractual arrangement with or commitment to or from any of its stockholders, officers, management, directors or employees (or their family members) other than such as may have been entered into in the normal course of employment, including, without limiting the generality of the foregoing, being directly or indirectly a joint investor or coventurer with respect to, or owner, lessor, lessee, licenser or licensee of, any real or personal property, tangible or intangible, owned or used by, or a lender to or debtor of, Orion.

             2.7 Taxes. Orion has accurately prepared and duly and timely filed all federal, state, local or foreign tax and other returns and reports (_Tax Returns_) which were required to be filed, in respect of all income, franchise, excise, sales, use, property (real and personal), payroll and other taxes, levies, imports, duties, license and registration fees, charges or withholdings of any nature whatsoever (collectively "Taxes_). None of the federal, state, local or foreign Tax returns of Orion has been audited or examined by the governmental authority having jurisdiction. No waivers of any statutes of limitation are in effect in respect of any Taxes. There are no claims pending or, to the best of its knowledge, threatened, against Orion for past due Taxes. All Taxes incurred but not yet due have been fully accrued on the books of Orion or full reserves have been established therefor; the reserves indicated on the Balance Sheet are also adequate to cover all Taxes that may become payable by Orion in future periods in respect of any transactions or sales occurring on or prior to the date of the Balance Sheet. Without limiting the generality of the foregoing, Orion has withheld or collected from each payment made to each of its employees, consultants or non-U.S. payees, the amount of all Taxes required to be withheld or collected therefrom, and has paid the same to the proper tax receiving officers or authorized depositories. Orion has no liability for Taxes of any person other than Orion
        (a) under Regulation Sec. 1.1502-6 (or any similar provision of federal, state, local or foreign law, (b) as a transferee or successor, (c) by contract or (d) otherwise.

             2.8 Properties. Except as set forth on the Orion Disclosure Schedule, Orion owns and has good title to all of the assets and properties reflected as owned by it on the Balance Sheet or acquired by Orion since the date of the Balance Sheet (except personal property sold or otherwise disposed of in the ordinary course of business since the date of the Balance Sheet), free and clear of any lien, claim or other encumbrance, except for (i) the liens, claims or other encumbrances reflected on the Balance Sheet, (ii) assets and properties disposed of, or subject to purchase or sales orders, in the ordinary course of business since the date of the Balance Sheet, (iii) liens, claims or other encumbrances securing the liens of materialmen, carriers, landlords and like persons, all of which are not yet due and payable, (iv) liens for taxes not yet delinquent and (v) liens, claims, other encumbrances or defects in title that, in the

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        aggregate, are not material to the Business of Orion.  Orion owns or has a valid leasehold interest in all of the buildings, structures, leasehold improvements, equipment and other tangible property material to the Business of Orion, all of which are in good and sufficient operating condition and repair, ordinary wear and tear excepted, for the conduct of its business in accordance with past practices and Orion has not received notice that any of such property is in violation in any material respect of any existing law or any building, zoning, health, safety or other ordinance, code or regulation.

             2.9  Hazardous Materials.

                  (a) Orion has previously made available to Detection a true and correct list of all Hazardous Materials (as hereinafter defined) generated, used, handled or stored by Orion, the proper disposal of which will require any material expenditure by Orion. There has been no generation, use, handling, storage or disposal of any Hazardous Materials in violation of common law or any applicable environmental law at any site owned or premises leased by Orion during the period of Orion's ownership or lease that could have a material adverse effect on the Business of Orion. Nor has there been or is there threatened any release of any Hazardous Materials on or at any such site or premises during such period in violation of common law or any applicable environmental law or which created or will create an obligation to report or remediate such release, which release or failure to report or remediate could have a material adverse effect on the Business of Orion. For purposes of this Agreement, "Hazardous Material" means any medical waste, flammable, explosive or radioactive material, or any hazardous or toxic waste, substance or material, including substances defined as "hazardous substances," "hazardous materials," "solid waste" or "toxic substances" under any applicable laws or ordinances relating to hazardous or toxic materials and substances, air pollution (including noise and odors), water pollution, liquid and solid waste, pesticides, drinking water, community and employee health, environmental land use management, stormwater, sediment control, nuisances, radiation, wetlands, endangered species, environmental permitting, petroleum products, and all rules and regulations promulgated pursuant to any such laws and ordinances.

                  (b) Orion has previously made available to Detection copies of all documents concerning any environmental or health and safety matter that could have a material adverse effect on the Business of Orion, if any, and copies of any environmental audits or risk assessments, site assessments, documentation regarding off-site disposal of Hazardous Materials, spill control plans and material correspondence with any governmental authority regarding the foregoing.

             2.10 Accounts Receivable.  All accounts and notes
                  -------------------
        receivable of Orion shown on the Balance Sheet and all accounts and notes receivable acquired by Orion subsequent to the date of

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        the Balance Sheet have arisen in the ordinary course of business and have been collected, or are in the process of collection and are collectible in the ordinary course of business and in any event within nine months from the Effective Date, in the aggregate recorded amounts thereof, less the applicable allowances reflected on the Balance Sheet with respect to the accounts and notes receivable shown thereon, or set up consistent with past practice on the books of Orion with respect to the accounts and notes receivable acquired subsequent to the date of the Balance Sheet.

             2.11 Inventories. All Inventories (as defined below) of Orion are of a quality and quantity usable and saleable in the ordinary course of business, except for obsolete items and items of below- standard quality, all of which are in the aggregate immaterial to the Business of Orion. Items included in such Inventories are carried on the books of Orion, and are valued on the Balance Sheet, at the lower of cost or market. The value of obsolete materials and materials of below-standard quality or quantity has been written down on Orion's books of account to realizable market value. The term "Inventories" includes all stock of raw materials, work-in-process and finished goods, including but not limited to finished goods purchased for resale, held by Orion for manufacturing, assembly, processing, finishing, sale or resale to others, from time to time in the ordinary course of business of Orion in the form in which such inventories then are held or after manufacturing, assembling, finishing, processing, incorporating with other goods or items, refining or the like.


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             2.12 Purchase and Sale Commitments.  No outstanding
        purchase commitments by Orion are in excess of the normal, ordinary and usual requirements of Orion, and the aggregate of the contract prices to which Orion has agreed in any outstanding purchase commitments is not so excessive when compared with current market prices for the relevant commodities or services that a material loss is likely to result. No outstanding sales commitment by Orion obligates Orion to sell any product or service at a price which, because of currently prevailing and projected costs of materials or labor, is likely to result, when all such sales commitments are taken in the aggregate, in a material loss to Orion. There are no suppliers to Orion of significant goods or services with respect to which practical alternative sources of supply, or comparable products, are not available on comparable terms and conditions.

             2.13 Governmental Authorizations. Orion has all governmental permits, licenses, franchises, concessions, zoning variances and other approvals, authorizations and orders (collectively "Permits") material to the Business of Orion. Such Permits constitute all the permits which are required under all applicable local, state, federal or foreign laws and regulations for the operation of the Business of Orion. All such Permits are presently in full force and effect, Orion is in compliance with the requirements thereof, no suspension or cancellation of any of them is threatened so far as is known to Orion, and the Merger will not adversely affect the validity or effectiveness of, and will not require, for retention thereof after the Merger, the consent or approval of any party to, or any other person or governmental authority having jurisdiction of, any such Permit. Orion has no knowledge of any fact or circumstance which would prevent, limit or restrict it from continuing to operate its business in the present manner, and no new requirements pertaining to the manner of operating its business have been issued or announced by any governmental authority during the past year nor are there any disputes pending between Orion and any governmental authority relating to Orion's operations as presently being conducted or actively considered. Orion has furnished or made available to Detection all reports and applications filed by it with any governmental authority in the last three years.

             2.14 Intellectual Property. Orion owns, or is licensed to use, or otherwise has the right to use all patents, trademarks, service marks, trade names, trade secrets, franchises, and copyrights, and all applications for any of the foregoing, and all technology, know-how and processes necessary for the conduct of its businesses as now conducted (collectively, the "Proprietary Rights"). A list of all such copyrights, trademarks, tradenames and patents, and all applications therefor, has been furnished or made available to Detection. Orion is not aware of any claim by any third party that the Business of Orion as currently conducted or proposed to be

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        conducted infringes upon the unlicensed Proprietary Rights of others, nor has Orion received any notice or claim from any third party of such infringement by Orion. Orion is not aware of any infringement by any third party on, or any competing claim of right to use or own any of, the Proprietary Rights of Orion. Orion has the right to use, free and clear of claims or rights of others, all customer lists and computer software material to its business as presently conducted. To the best knowledge of Orion, none of the activities of the employees of Orion on behalf of Orion violates any agreements or arrangements which any such employees have with former employers in a way which is materially adverse to the Business of Orion.

             2.15 Insurance. Orion is not in default with respect to any provisions of any policy of general liability, fire, title or other form of insurance held by it, is current in the payment of all premiums due on such insurance and has not failed to give any notice or present any claim thereunder in due and timely fashion, except for claims that are immaterial in both the nature of the claim and in the amount of such claim. Orion maintains insurance on all of its assets and its business (including products liability insurance) from insurers which to its knowledge are financially sound and reputable, in amounts and coverages and against the kinds of risks and losses reasonably prudent to be insured against by corporations engaged in the same or similar businesses. No basis exists which would jeopardize the coverage under any such insurance. No such insurance will be terminated or cancelled by reason of the execution, delivery and performance of this Agreement, the filing of the Articles of Merger or the consummation of the transactions contemplated hereby. Orion has previously furnished or made available to Detection all policies of general liability, fire, title or other forms of insurance held by Orion and a description of all claims pending thereunder other than health or dental insurance claims.

             2.16 Employee Benefit Plans.

                  (a) Orion has made available or furnished to Detection true and complete copies of each pension, profit-sharing, deferred compensation, incentive compensation, severance pay, retirement, welfare benefit or other plan or arrangement providing benefits to employees or retirees, including both those that do and do not constitute employee benefit plans within the meaning of Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), currently maintained or contributed to by Orion or Thermedics for the benefit of Orion's employees or retirees (each, a "Plan").

                  (b) Except as set forth on the Orion Disclosure Schedule, (i) each such Plan that is an "employee pension benefit plan" within the meaning of Section 3(2) of ERISA is being operated and administered in compliance with Section 401(a) of the Code, a favorable determination letter has been obtained from the Internal Revenue Service (the "IRS") for such Plan, and there

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        is no accumulated funding deficiency, as defined in Section
        302(a)(2) of ERISA or Section 412 of the Code, with respect to such Plan; (ii) there has been no non-exempt "prohibited transaction" within the meaning of Section 406 of ERISA or
        Section 4975 of the Code involving the assets of any Plan nor any "reportable event" within the meaning of Section 4043 of ERISA with respect to any Plan; (iii) all required employer contributions to such Plan have been made (or, in the case of contributions not yet due, have been accrued on the Balance Sheet); (iv) Orion has made available to Detection as to each such Plan a true and correct copy of (w) the annual report (Form
        5500) filed with the IRS for each of the three most recent plan years, (x) each plan, trust agreement, group annuity contract and insurance contract, if any, relating to such Plan, (y) each actuarial report prepared for each of the last three years for each Plan and (z) each summary plan description distributed to participants in each Plan and each summary of material modifications to each Plan (as defined in ERISA); and (v) each such Plan is, and at all relevant times has been, in compliance with ERISA, the Code and the terms of such Plan. Neither Orion, Thermedics nor any Subsidiary of Thermedics has ever participated in a "multiemployer pension plan" as defined in Section 3(37) of ERISA.

                  (c) Except as set forth on the Orion Disclosure
        Schedule, Orion has no obligation to provide any welfare benefits to retired or former employees other than continuation of welfare benefits as required by applicable law.

                  (d) Orion has no liability under or with respect to any employee benefit plans or arrangements that it no longer maintains or in which it no longer participates.

             2.17 Agreements and Documents. Orion has previously furnished or made available to Detection true, correct and complete copies of each document that is referred to or otherwise related to any of the following items referred to in this Section 2.17:

                  (a) each document related to interests in real property owned, leased or otherwise used or claimed by Orion;










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                  (b) (i) each agreement of Orion made in the ordinary
        course of business which involves aggregate future payments by or to Orion of more than one hundred fifty thousand dollars ($150,000) in the case of payments to Orion (including current firm purchase orders for Orion products), seventy five thousand dollars ($75,000) in the case of payments by Orion, or any agreement made in the ordinary course of business whose term extends beyond one year after the date hereof; (ii) each agreement containing any covenant restricting the freedom of Orion to compete in any line of business or with any person; and
        (iii) each agreement of Orion not made in the ordinary course of business which is or was to be performed after the date hereof;

                  (c) all employment or similar compensation agreements of Orion which may not be terminated by Orion without penalty within thirty days after the Closing;

                  (d) all bonus, incentive compensation, deferred compensation, profit-sharing, stock option, retirement, pension, severance, indemnification, insurance, death benefit or other fringe benefit plans, agreements or arrangements of Orion (or applying to Orion) in effect, or under which any amounts remain unpaid, on the date hereof or to become effective after the date hereof;

                  (e) all labor unions or other organizations representing, purporting to represent or attempting to represent any employees of Orion, and all collective bargaining agreements of Orion with any labor unions or other representatives or employees;

                  (f) each agreement or other instrument or arrangement defining the terms on which any indebtedness of Orion (or a guarantee by Orion of indebtedness) is or may be issued; and

                  (g) the names and addresses of all banks in which Orion has accounts or lines of credit, and with respect to each such account or line of credit, the names of all persons authorized to drawn thereon.

                  Orion is not a party to any oral contract or agreement which would be required to have been furnished or made available to Detection under this Section 2.17 had such contract or agreement been committed to writing.

             2.18 Validity. There is no default or claimed or purported or alleged default, or basis on which with notice or lapse of time or both (including notice of this Agreement), a default would exist, in any obligation on the part of any party (including Orion) to be performed under any lease, contract, plan, policy or other instrument or arrangement referred to in
        Section 2.17 or otherwise in this Agreement.


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             2.19 No Changes.  Since the date of the Balance Sheet there has not been:

                  (a) any material adverse change in the Business of Orion;

                  (b) any material damage, destruction or loss (whether or not covered by insurance) adversely affecting the Business of Orion;

                  (c) any declaration, setting aside or payment of any dividend, or other distribution, in respect of Orion's capital stock or any direct or indirect redemption, purchase or other acquisition of such stock;

                  (d) any option to purchase Orion's capital stock granted to any person, or any employment or deferred compensation agreement entered into between Orion and any of its stockholders, officers, directors, employees or consultants;

                  (e) any issuance or sale by Orion of any stock, bonds or other corporate securities, or any partial or complete formation, acquisition, disposition or liquidation of Orion;

                  (f) any labor union activity (including without limitation any negotiation, or request for negotiation, with respect to any union representation or any labor contract) respecting Orion;

                  (g) any statute, rule or regulation, or, to the best of Orion's knowledge, any government policy, adopted which may materially and adversely affect the Business of Orion;

                  (h) any mortgage, lien, attachment, pledge, encumbrance or security interest created on any asset, tangible or intangible, of Orion, or assumed, either by Orion or by others, with respect to any such assets;

                  (i) any indebtedness or other liability or obligation (whether absolute, accrued, contingent or otherwise) incurred, or other transaction (except that reflected in this Agreement) engaged in, by Orion, except those in the ordinary course of business that are individually, or in the aggregate to one group of related parties, less than ten thousand dollars ($10,000);

                  (j) any obligation or liability discharged or satisfied by Orion, except items included in current liabilities shown on the Balance Sheet and current liabilities incurred since the date of the Balance Sheet in the ordinary course of business which are individually, or in the aggregate to one group of related parties, less than ten thousand dollars ($10,000) in amount;

                  (k) any sale, assignment, lease, transfer or other

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        disposition of any tangible asset of Orion, except in the
        ordinary course of business, or any sale, assignment, lease, transfer or other disposition of any of its patents, trademarks, trade names, brand names, copyrights, licenses or other intangible assets;

                  (l) any amendment, termination or waiver of any material right belonging to Orion;

                  (m) any increase in the compensation or benefits payable or to become payable by Orion to any of its officers or employees;

                  (n) any transaction or contract with Thermedics; or

                  (o) any other action or omission by Orion, or the passage of any resolution, other than in the ordinary course of business.

             2.20 Litigation or Proceedings. Orion is not engaged in, or a party to, or, to the best of Thermedics' or Orion's knowledge, threatened with, any claim or legal action or other proceeding before any court, any arbitrator of any kind or any governmental authority, nor does any basis for any claim or legal action or other proceeding or governmental investigation exist. There are no orders, rulings, decrees, judgments or stipulations to which Orion is a party by or with any court, arbitrator or governmental authority affecting the Business of Orion.

             2.21 Compliance with Laws. Orion (i) has not been and is not in violation of any applicable building, zoning, occupational safety and health, pension, export control, environmental or other federal, state, local or, to the best of its knowledge, foreign, law, ordinance, regulation, rule, order or governmental policy applicable to the Business of Orion; (ii) has not received any complaint from any governmental authority, and to the best knowledge of Orion, none is threatened, alleging that Orion has violated any such law, ordinance, regulation, rule, order or governmental policy; (iii) has not received any notice from any governmental authority of any pending proceedings to take all or any part of the properties of Orion (whether leased or owned) by condemnation or right of eminent domain and, to the best knowledge of Orion, no such proceeding is threatened; and (iv) is not a party to any agreement or instrument, or subject to any charter or other corporate restriction or judgment, order, writ, injunction, rule, regulation, code or ordinance, which materially and adversely affects, or might reasonably be expected materially and adversely to affect the Business of Orion.

             2.22 Labor Matters. There are no labor organizing activities, election petitions or proceedings, labor strikes, disputes, slowdowns, work stoppages or unfair labor practice complaints pending or, to the best of Orion's knowledge, threatened against Orion or between Orion and any of its

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        employees.

             2.23 Recalls. There is no basis for the recall, withdrawal or suspension of any approval by any governmental authority with respect to any product sold or proposed to be sold by Orion.
        None of Orion's products is subject to any recall proceedings and to the best of its knowledge no such proceedings have been threatened. No product of Orion has ever been recalled.

             2.24 Brokers and Finders. Neither Orion nor Thermedics has employed any broker, agent or finder or incurred any liability on behalf of Orion or for any brokerage fees, agents' commissions or finders' fees in connection with the transactions contemplated hereby.

             2.25 Powers of Attorney. Orion has no powers of attorney or similar authorizations outstanding.

             2.26 No Termination of Relationship. As of the date hereof, Thermedics and Orion are unaware, and have no reason to expect, that any relationship between Orion and a distributor, customer, supplier, lender, employee or other person will be terminated or adversely affected as a result of the Merger.

             2.27 All Information. Detection has been furnished in writing prior to the execution of this Agreement all information as to the Business of Orion material to a reasonable buyer's determination to enter into this Agreement and to consummate the transactions contemplated hereby.

             2.28 Statements True and Correct. The statements contained herein or in any written documents prepared and delivered by or on behalf of Thermedics or Orion pursuant to the terms hereof are true, complete and correct in all material respects, and such documents do not omit any material fact required to be stated herein or therein or necessary to make the statements contained herein or therein not misleading.


                 SECTION 3 - REPRESENTATIONS AND WARRANTIES OF
                            DETECTION AND ACQUISITION

             Detection and Acquisition, jointly and severally, represent and warrant to Thermedics and Orion as follows.

             3.1  Organization.   Each of Detection and Acquisition is a
        corporation duly organized, validly existing and in good standing under the laws of its state of incorporation and has full corporate power and authority to own, lease and operate its assets and to carry on its business as now being and as heretofore conducted. All outstanding shares of Acquisition capital stock are owned by Detection, free and clear of any charges, liens, encumbrances, security interests or adverse claims.

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             3.2  Authority.  Each of Detection and Acquisition has full right, power, capacity and authority to execute, deliver and perform this Agreement and to consummate the transactions contemplated hereby. The execution, delivery and performance of this Agreement, the filing of the Articles of Merger and the consummation of the transactions contemplated hereby have been duly and validly authorized by all necessary corporate action on the part of Detection and Acquisition. This Agreement has been duly and validly executed and delivered by each of Detection and Acquisition and constitutes the valid and binding obligation of Detection and Acquisition, enforceable against them in accordance with the terms hereof. Neither the execution, delivery and performance of this Agreement, the filing of the Articles of Merger nor the consummation of the transactions contemplated hereby will (i) conflict with or result in a violation, breach, termination or acceleration of, or default under (or would result in a violation, breach, termination, acceleration or default with the giving of notice or passage of time, or both) any of the terms, conditions or provisions of the Articles of Organization or By-laws of Detection, as amended, or Articles of Organization or By-laws of Acquisition, as amended, or of any note, bond, mortgage, indenture, license, agreement or other instrument or obligation to which either Detection or Acquisition is a party or by which Detection or Acquisition or any of their respective properties or assets may be bound or affected; (ii) result in the violation of any order, writ, injunction, decree, statute, rule or regulation applicable to Detection or Acquisition or any of their respective properties or assets; or (iii) result in the imposition of any lien, encumbrance, charge or claim upon any of Detection's or Acquisition's assets. Except for the filing of the Articles of Merger and the listing of the Detection Shares for trading on the AMEX, no consent or approval by, or notification to or filing with, any court, governmental authority or third party is required in connection with the execution, delivery and performance of this Agreement by Detection and Acquisition or the consummation of the transactions contemplated hereby.

             3.3 Statements True and Correct. The statements contained herein or in any written documents prepared and delivered by or on behalf of Detection or Acquisition pursuant to the terms hereof are true, complete and correct in all material respects, and such documents do not omit any material fact required to be stated herein or therein or necessary to make the statements contained herein or therein not misleading.


                      SECTION 4 - COVENANTS AND AGREEMENTS

             4.1 Conduct of Business. Except with the prior written consent of Detection, which will not be unreasonably withheld or delayed, and except as otherwise contemplated herein, during the period from the date hereof to the Effective Time, Thermedics and

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        Orion shall observe the following covenants:

                  (a) Affirmative Covenants Pending Closing. Thermedics and Orion shall:

                      (i) Preservation of Personnel.  Use all reasonable
             efforts to preserve intact Orion's business organization and keep available the services of Orion's present employees, in each case in accordance with past practice, it being understood that Orion's termination of employees with poor performance ratings shall not constitute a violation of this covenant;

                      (ii) Insurance. Use all reasonable efforts to keep in effect casualty, public liability, worker's compensation and other insurance policies applicable to Orion in coverage amounts not less than those in effect at the date of this Agreement;

                      (iii) Preservation of the Business; Maintenance of Properties. Use all reasonable efforts to preserve the Business of Orion, advertise, promote and market its products and services in accordance with past practices over the last twelve months, keep its properties intact, preserve its goodwill, maintain all physical properties in such operating condition as will permit the conduct of Orion's business on a basis consistent with past practice;

                      (iv) Intellectual Property Rights. Use all reasonable efforts to preserve and protect Orion's
             Proprietary Rights; and

                      (v) Ordinary Course of Business.  Operate Orion's
             business solely in the ordinary course.

                  (b) Negative Covenants Pending Closing. Thermedics and Orion will not:

                      (i) Disposition of Assets.  Sell or transfer, or
             mortgage, pledge or create or permit to be created any lien on, any of Orion's assets other than sales or transfers in the ordinary course of business or the creation of liens under existing arrangements disclosed hereunder and liens permitted under Section 2.8;

                      (ii) Liabilities. Permit Orion to (A) incur any obligation or liability other than in the ordinary course of business, (B) incur any indebtedness for borrowed money in excess of $100,000 or (C) enter into any contracts or commitments involving payments by Orion of $100,000 or more other than purchase orders and commitments for inventory, materials and supplies in the ordinary course of business;


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                      (iii)   Compensation.  Except as required by
             applicable law or any existing employment or severance agreement, (A) change the compensation or fringe benefits of any Orion officer, director, employee or agent, except for ordinary merit increases for employees other than officers based on periodic reviews in accordance with past practices, or (B) enter into or modify any employment, severance or other agreement with any officer, director or employee of Orion or any benefit plan (it being understood that Orion's hiring of at will employees in the ordinary course of business shall not constitute a violation of this covenant) or (C) enter into or modify any agreement with any consultant, except for agreements terminable upon not more than one year's notice that are consistent with Orion's past practices with respect to consulting agreements.

                      (iv) Capital Stock. Make any change in the number of shares of Orion's capital stock authorized, issued or outstanding or grant any option, warrant or other right to purchase, or to convert any obligation into, shares of Orion's capital stock, or declare or pay any dividend or other distribution with respect to any shares of Orion's capital stock, or sell or transfer any shares of its capital stock;

                      (v) Charter and By-Laws.  Amend the Articles of
             Organization or By-laws of Orion;

                      (vi)    Acquisitions.  Make any material
             acquisition of property other than in the ordinary course of the Business of Orion; or

                      (vii) License Agreements. Enter into or modify any license, technology development or technology transfer agreement between Orion and any other person or entity.

             4.2 Corporate Examinations and Investigations. Prior to the Effective Time, Detection shall be entitled, through its employees and representatives, to have such access to the assets, properties, business and operations of Orion, as is reasonably necessary or appropriate in connection with its investigation of Orion with respect to the transaction contemplated hereby. Any such investigation and examination shall be conducted at reasonable times and under reasonable circumstances so as to minimize any disruption to or impairment of Orion's business and each party shall cooperate fully therein. No investigation by Detection shall diminish or obviate any of the representations, warranties, covenants or agreements of Thermedics or Orion contained in this Agreement. In order that Detection may have full opportunity to make such investigation, Thermedics and Orion shall furnish the representatives of Detection with all such information and copies of such documents concerning its affairs as Detection may reasonably request and cause their officers, employees, consultants, agents, accountants and attorneys to

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        cooperate fully with Detection's representatives in connection with such investigation.

             4.3 Expenses. Whether or not the Merger is consummated, Detection, Thermedics and Orion shall bear their respective expenses incurred in connection with the preparation, execution and performance of this Agreement and the transactions contemplated hereby, including without limitation, all fees and expenses of agents, representatives, counsel and accountants.

             4.4 Authorization from Others. Prior to the Effective Date, the parties shall use all reasonable efforts to obtain all authorizations, consents and permits of others required to permit the consummation of the transactions contemplated by this Agreement.

             4.5 Consummation of Agreement. Each party shall use all reasonable efforts to perform and fulfill all conditions and obligations to be performed and fulfilled by it under this Agreement and to ensure that to the extent within its control or capable of influence by it, no breach of any of its respective representations, warranties and agreements hereunder occurs or exists on or prior to the Effective Time, all to the end that the transactions contemplated by this Agreement shall be fully carried out in a timely fashion.

             4.6 Further Assurances. Each of the parties shall execute such documents, further instruments of transfer and assignment and other papers and take such further actions as may be reasonably required or desirable to carry out the provisions hereof and the transactions contemplated hereby.

             4.7 Tax-Free Reorganization. Detection, Acquisition, Thermedics and Orion agree that no party shall take any action directly or indirectly that would prevent the Merger from qualifying as a tax-free reorganization under Section 368(a) of the Code.

             4.8 Listing of Shares. Promptly after the Effective Date, Detection shall take all action necessary in accordance with applicable law to convene a meeting of its stockholders to be held for the purpose of approving the listing of the Detection Shares for trading upon AMEX in accordance with Section 712 of AMEX's Listing Standards, Policies and Requirements. Orion acknowledges and agrees that such meeting may be held subsequent to Detection's 1998 annual meeting. In connection with such meeting, Detection's Board of Directors shall recommend to the Detection stockholders the approval of the listing of the Detection Shares pursuant to this Agreement. Detection shall use all reasonable efforts to obtain all votes and approvals of the Detection stockholders necessary for the listing of the Detection Shares and all related matters under the BCLM, and its Articles of Organization and By-laws. Thermedics hereby agrees to vote all of the shares of Detection Common Stock held by it as of the

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        record date of any such meeting in favor of the listing of the
        Detection Shares and all such related matters.

             4.9 Public Announcements and Confidentiality. Any press release or other information to the press or any third party with respect to this Agreement or the transactions contemplated hereby shall require the prior approval of Detection and Orion, which approval shall not be unreasonably withheld, provided that a party shall not be prevented from making such disclosure as it shall be advised by counsel is required by law.

             4.10 No Solicitation. Thermedics and Orion will not (i) solicit or initiate discussions with any person, other than Detection, relating to the possible acquisition of Orion or all or a material portion of the assets or any of the capital stock of Orion or any merger or other business combination with Orion (an "Acquisition Transaction") or (ii) except to the extent reasonably required by fiduciary obligations under applicable law as advised by legal counsel, participate in any negotiations regarding, or furnish to any other person information with respect to, any effort or attempt by any other person to do or to seek any Acquisition Transaction. Thermedics and Orion agree to inform Detection within one business day of its receipt of any offer, proposal or inquiry relating to any Acquisition Transaction.

             4.11 Indemnification.

                  (a) Right to Indemnification.  Detection and
        Thermedics (as the case may be, the "Indemnitee") shall be indemnified on its respective demand made to the other (the "Indemnitor") for the full amount of all damages (as defined below) suffered by it as a direct or indirect result of:

                      (i) the inaccuracy of any representation or
             warranty made by the Indemnitor in or pursuant to this Agreement; and

                      (ii) any failure by the Indemnitor to perform any obligation or comply with any covenant or agreement specified in this Agreement.

        For the purpose of this Section 4.11, (a) references to Detection shall be deemed to mean Detection and Acquisition; (b) the term "damages" shall be determined and computed by reference to the effect of the compensable event on the Indemnitee, and shall be deemed to include (i) all losses, liabilities, expenses or costs incurred by the Indemnitee, including reasonable attorneys' fees, and (ii) interest at a rate per annum equal to that announced from time to time by BankBoston as its "base rate" (or the legal rate of interest, if lower) from the date 30 days after notice of any such claim for indemnification is given to the Indemnitor, or if an unliquidated claim, from such later date as the claim is liquidated, to the date full indemnification is made therefor;

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        and (c) damages shall not include any amounts for which the
        Indemnitee actually receives payment under an insurance policy, excluding self-insured amounts and deductible amounts.

                  (b) Indemnification Procedures. The Indemnitee shall give the Indemnitor notice of any claim, action or proceeding by a third party which is reasonably likely to result in a claim for indemnification under this Section 4.11. The Indemnitor shall have the right, at its expense, to defend, contest, protest, settle and otherwise control the resolution of any such claim, action or proceeding. The Indemnitee shall have the right to participate in any such legal proceeding, subject to the Indemnitor's right of control thereof, at the expense of the Indemnitee and with counsel selected by the Indemnitee.

                  (c) Limitations on Indemnification. Detection's and Thermedics' rights to be indemnified pursuant to Section 4.11 shall survive the Effective Date of this Agreement indefinitely.

             4.12 Participation in Employee Benefit Plans. Thermedics and Orion will take whatever actions may be required to continue in effect without interruption the participation of Orion in the employee benefit plans in which Orion is participating as of the Effective Date, until such time as Orion may choose not to participate in those plans.

             4.13 Certain Tax Matters.

                  (a) Allocation of Certain Taxes. In the case of any Tax that is attributable to a taxable period which begins before the Effective Date and ends after the Effective Date, the amount of Taxes attributable to the period prior to the Effective Date (the _Pre-Effective Period_) and the period subsequent to the Effective Date (the _Post-Effective Period_) shall be determined as follows:

                      (i) Thermedics and Detection agree that if Orion
             is permitted but not required under applicable foreign, state or local Tax laws to treat the Effective Date as the last day of a taxable period, Thermedics and Detection shall treat such day as the last day of a taxable period.

                      (ii)    Except to the extent provided in clause
             (i) of this subsection 4.13(a), in the case of ad valorem Taxes imposed on Orion and franchise or similar Taxes imposed on Orion based on capital (including net worth or long-term debt) or number of shares of stock authorized, issued or outstanding, such Taxes shall be allocated between the Pre-Effective Period and the Post-Effective Period based upon the respective number of days in each such period.

                      (iii)   Except to the extent provided in clauses
             (i) and (ii) of this subsection 4.13(a), all other Taxes shall be allocated between the Pre-Effective Period and the

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             Post-Effective Period based upon an interim closing of the books of Orion as of the end of the day of the Effective Date, and the computation of the Tax for each resulting period as if the period were a separate taxable period; provided, however, that in no event shall the hypothetical Tax for any period be less than zero.

                  (b) Tax Sharing Agreements. Any Tax sharing agreement between Orion and Thermedics or any other related corporation shall be terminated as of the Effective Date and, after the Effective Date, Orion shall not be bound thereby or have any liability thereunder.

                  (c) Waivers of Carrybacks. Orion and Thermedics agree, to the maximum extent permitted, to elect to waive the carryback of any loss, credit or deduction incurred in or attributable to any taxable period (or portion thereof) after the Effective Date to any taxable period (or portion thereof) prior to the Effective Date.


             SECTION 5 - CONDITIONS PRECEDENT TO THE OBLIGATIONS OF
               DETECTION AND ACQUISITION TO CONSUMMATE THE MERGER

             The obligation of Detection and Acquisition to consummate the Merger is subject to the satisfaction or waiver, at or before the Effective Time, of the following conditions:

             5.1 Representations, Warranties and Covenants. The representations and warranties of Thermedics and Orion contained in this Agreement shall be true and correct in all material respects on and as of the Effective Time with the same force and effect as though made on and as of the Effective Time (with such exceptions as may be permitted under or contemplated by this Agreement) and there shall not have been any material adverse change in the Business of Orion since the date hereof. Thermedics and Orion shall have performed and complied in all material respects with all covenants and agreements required by this Agreement to be performed or complied with by them on or prior to the Effective Time and shall have obtained all required consents and approvals. Thermedics and Orion shall have delivered to Detection a certificate, dated the Effective Time, to the foregoing effect.

             5.2 Articles of Merger. Orion shall have executed and delivered the Articles of Merger.

             5.3 Certificates. Thermedics and Orion shall have furnished Detection and Acquisition with such certificates of public officials and of Thermedics and Orion officers as may be reasonably requested by Detection and Acquisition.


              SECTION 6 - CONDITIONS PRECEDENT TO THE OBLIGATION OF

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                  THERMEDICS AND ORION TO CONSUMMATE THE MERGER

             The obligation of Thermedics and Orion to consummate the Merger is subject to the satisfaction or waiver, at or before the Effective Time, of the following conditions:
















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             6.1  Representations, Warranties and Covenants.  The
        representations and warranties of Detection and Acquisition contained in this Agreement shall be true and correct in all material respects on and as of the Effective Time with the same force and effect as though made on and as of the Effective Time (with such exceptions as may be permitted under or contemplated by this Agreement) and there shall not have been any material adverse change in the Business of Detection since the date hereof. Detection shall have performed and complied in all material respects with all covenants and agreements required by this Agreement to be performed or complied with by it on or prior to the Effective Time and shall have obtained all required consents and approvals. Detection and Acquisition shall have delivered to Orion a certificate, dated the Effective Time, to the foregoing effect.

             6.2 Articles of Merger. Acquisition shall have executed and delivered the Articles of Merger.

             6.3 Certificates. Detection and Acquisition shall have furnished Thermedics and Orion with such certificates of public officials and of Detection and Acquisition officers as may be reasonably requested by Thermedics and Orion.


                  SECTION 7 - TERMINATION, AMENDMENT AND WAIVER

             7.1 Termination. This Agreement may be terminated at any time prior to the Effective Time as follows:

                  (a) by Thermedics upon written notice to Detection if Detection or Acquisition has materially breached any representation, warranty, covenant or agreement contained herein and has not cured such breach within ten (10) business days of receipt of written notice from Thermedics;

                  (b) by Detection upon written notice to Thermedics if Thermedics or Orion has materially breached any representation, warranty, covenant or agreement contained herein and has not cured such breach within ten (10) business days of receipt of written notice from Detection;

                  (c) by either party if any court of competent jurisdiction or United States governmental body shall have issued an order, decree or ruling or taken any other action restraining, enjoining or otherwise prohibiting the Merger and such order, decree or ruling shall have become final and nonappealable; or

                  (d) at any time with the written consent of Thermedics and Detection.

             7.2 Effect of Termination. If this Agreement is terminated as provided in Section 7.1, this Agreement shall

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        forthwith become void and have no effect, without liability on the part of any party, its directors, officers or stockholders, other than the provisions of this Section 7.2, Section 4.3 relating to expenses and Section 4.9 relating to publicity and confidentiality to the extent provided therein. Nothing contained in this Section 7.2 shall relieve any party from liability for any breach of this Agreement occurring before such termination.

             7.3 Amendment. This Agreement may not be amended except by an instrument signed by each of the parties hereto.

             7.4 Waiver. At any time, any party hereto may (a) extend the time for the performance of any of the obligations or other acts of any other party hereto or (b) waive compliance with any of the agreements of any other party or any conditions to its own obligations, in each case only to the extent such obligations, agreements and conditions are intended for its benefit; provided that any such extension or waiver shall be binding upon a party only if such extension or waiver is set forth in a writing executed by such party.


                            SECTION 8 - MISCELLANEOUS

             8.1 Notices. All notices, requests, demands, consents and other communications which are required or permitted hereunder shall be in writing, and shall be deemed given when actually received or if earlier, one day after deposit with a nationally recognized air courier or express mail, charges prepaid or three days after deposit in the U.S. mail by certified mail, return receipt requested, postage prepaid, addressed as follows:


                  If to Detection or Acquisition:

                       Thermedics Detection Inc.
                       220 Mill Road
                       Chelmsford, Massachusetts  01824
                       Attention:  President

                  With a copy to:

                       Thermo Electron Corporation
                       81 Wyman Street
                       Waltham, Massachusetts  02254
                       Attention:  General Counsel

                  If to Thermedics or Orion:

                       Thermedics Inc.
                       470 Wildwood Street
                       Woburn, Massachusetts  01888
                       Attention:  President

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                  With a copy to:

                       Thermo Electron Corporation
                       81 Wyman Street
                       Waltham, Massachusetts  02254
                       Attention:  General Counsel

        or to such other address as any party hereto may designate in writing to the other parties, specifying a change of address for the purpose of this Agreement.

             8.2 Survival and Materiality of Representations. Each of the representations, warranties and agreements made by the parties hereto shall be deemed material and shall survive the Effective Date and the consummation of the transactions contemplated hereby. All statements contained in any certificates or other instruments delivered by or on behalf of the parties pursuant hereto or in connection with the transactions contemplated hereby shall be deemed material and shall constitute representations and warranties by the person making such statement.

             8.3 Entire Agreement. This Agreement, including the exhibits, the Orion Disclosure Schedule and the other documents referred to herein, supersedes any and all oral or written agreements or understandings heretofore made relating to the subject matter hereof and constitutes the entire agreement of the parties relating to the subject matter hereof.

             8.4 Parties in Interest. All covenants and agreements, representations and warranties contained in this Agreement made by or on behalf of any of the parties hereto shall bind and inure to the benefit of the parties hereto, and their respective successors, assigns, heirs, executors, administrators and personal representatives, whether so expressed or not.

             8.5 No Implied Rights or Remedies. Except as otherwise expressly provided herein, nothing herein expressed or implied is intended or shall be construed to confer upon or to give any person, firm or corporation, other than the parties hereto, any rights or remedies under or by reason of this Agreement.

             8.6 Headings. The headings in this Agreement are inserted for convenience of reference only and shall not be a part of or control or affect the meaning hereof.

             8.7 Severability. If any provision of this Agreement shall be declared void or unenforceable by any judicial or administrative authority, the validity of any other provision shall not be affected thereby.

             8.8 Counterparts. This Agreement may be executed in several counterparts, each of which shall be deemed an original,

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        but all of which together shall constitute one and the same instrument.

             8.9 Further Assurances. Thermedics and Orion will execute and furnish to Detection and Acquisition all documents and will do or cause to be done all other things that Detection may reasonably request from time to time in order to give full effect to this Agreement and to effectuate the intent of the parties.

             8.10 Governing Law. This Agreement shall be governed by the law of the Commonwealth of Massachusetts applicable to agreements made and to be performed wholly within such jurisdiction, without regard to the conflicts of laws provisions thereof.


             IN WITNESS WHEREOF, the parties have caused this Agreement to be duly executed as of the date first written above.


        THERMEDICS DETECTION INC.       ORION ACQUISITION INC.


        By: /s/James Barbookles         By: John W. Wood
        Name: James Barbookles          Name: /s/ John W. Wood
        Title: President                Title: President



        THERMEDICS INC.                 ORION RESEARCH INC.


        By: /s/ John T. Keiser          By: James Barbookles
        Name:      John T. Keiser                                  Name:
        /s/ James Barbookles
        Title: President                Title: President